Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120 James T. Pastore For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE


               CRIIMI MAE to Repay $293 Million of Recourse Debt;
         Obtains $500 Million Funding Facility for New Lending Business

     Rockville, MD, June 14, 2004 - CRIIMI MAE Inc. (NYSE: CMM) today announced that it will pay off $293 million of its Bear Stearns recourse debt using proceeds from the issuance of a non-recourse repurchasable senior interest in its BB+ rated securities, proceeds on the liquidation of hedging instruments, and amounts drawn on a new four-year limited recourse repurchase facility. In addition, the Company received a commitment for a $500 million non-recourse warehouse facility to finance newly originated commercial mortgage loans. Deutsche Bank AG or its affiliate ("Deutsche Bank") will purchase the senior interest, representing approximately 82% of the face value of the BB+ rated securities, and provide the two new financing facilities.

     Barry S. Blattman, Chairman and Chief Executive Officer, stated: "Reducing our recourse debt was one of our primary objectives for 2004. This transaction with Deutsche Bank dramatically reduces our total recourse debt and effectively replaces it with non-recourse debt, "match-funds" most of our core CMBS assets and reduces our exposure to margin calls. Recourse to the Company under its new repurchase agreement financing will decrease from today's $293 million to only $4.2 million, and the cost of the remaining approximately $42 million of limited recourse debt will be reduced from LIBOR+300 basis points to LIBOR+125 basis points. Additionally, the transaction eliminates $7.5 million of annual principal amortization payments, strengthens our balance sheet, and provides an attractive financing arrangement for our loan origination business. We retained a repurchase option on the BB+ rated bonds thereby enabling the Company to continue to benefit from possible future ratings upgrades and increases in value in the remaining core asset portfolio."

     Mark R. Jarrell, President and Chief Operating Officer, added: "This refinancing effectively completes the recapitalization and match-funding of the Company's core assets, allowing us to move on to our primary focus of growing CRIIMI MAE's earnings through our origination-based plan for new business. Obtaining the $500 million non-recourse warehouse facility represents the first step in implementing that plan and sets the stage for CRIIMI MAE to begin lending later this year. "

     To pay off the $293 million of Bear Stearns repurchase agreement debt, CRIIMI MAE will use the proceeds from the issuance and sale to Deutsche Bank of a $260 million face amount senior interest in its $319 million BB+ rated CBO-2 bonds (CRIIMI MAE Commercial Mortgage Trust Series 1998-C1, Classes D1 and D2), the proceeds from the liquidation of its $200 million (notional amount) swap position and from an approximate $42 million draw on the new repurchase facility.

     Total proceeds on the issuance of the $260 million 7% senior interest certificate will be $238 million, priced to yield approximately 8.48%. Proceeds realized on the Company's liquidation of its notional $200 million swap were approximately $15 million.

     CRIIMI MAE's $42 million draw on the new four-year repurchase facility will be secured by two of the Company's remaining subordinate CMBS (the retained subordinate interest in Class D2, and the Class E) at a cost of LIBOR plus 125 basis points. Classes F through J and issuers equity of CBO-2 along with certain other securities had an aggregate fair value of $215.6 million as of March 31, 2004 and will now be unencumbered, thereby providing the Company more financial flexibility. Recourse to CRIIMI MAE will be limited to 10% of the borrowing amount, or approximately $4.2 million.

     The senior interest certificate is repurchasable by the Company beginning in June 2009 at the then current swap rate plus 165 basis points.

     The $500 million non-recourse warehouse facility at LIBOR plus 75 basis points is designed to finance the origination of new commercial mortgage loans - the primary focus of the Company's new business plan. CRIIMI MAE will use the warehouse facility to accumulate commercial mortgage loans until it achieves sufficient volume to securitize loan pools. Targets for the lending program include $1.5 to $2 billion annual production after an 18 to 20 month ramp-up period; loan size ranges of $2.5 to $35 million; and a targeted minimum business line return on equity of 15%. The new facility may be drawn upon to finance up to 95% of the originated loan balances, on a non-recourse basis.

     To reach its goals, the Company plans to hire an Executive Vice President of Lending, recruit other lending, credit and closing staff and develop its production system over the next few months. By the end of 2004, the Company expects to implement its hedging program and begin originations of its first commercial mortgage loans.

     Based upon a pricing earlier today, the Company anticipates a closing on the transactions to occur on or prior to June 30, 2004, subject to completion of definitive agreements, although there can be no assurance that the Company will complete these transactions by this date.

     For further  information  about the Company,  see the  Company's  Web site:
www.criimimaeinc.com.   Shareholders  and  securities   brokers  should  contact
Shareholder

Services at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements or statements that contain the words "believe," "anticipate," "expect," "contemplate," "may," "will" and similar and projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include whether the Company will be able to maximize the value of its existing assets or achieve or realize upon its other goals, strategies or targets; negotiate definitive documents and close the described transactions (including obtaining consents of other lenders); minimize the risk associated with its assets, or complete other investment strategies; effectively hedge its interest rate exposure; the trends in the commercial real estate and CMBS markets; changes in LIBOR and swap rates; competitive pressures; the effect of defaulted loans and future losses on the timing and amount of the Company's cash flows and its need for liquidity; general economic conditions; the impact of restrictive covenants and other restrictions under the operative documents evidencing the sale of the senior interest certificate and the Company's secured and other obligations (including a repurchase agreement), as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the most recent year and Quarterly Report on Form 10-Q for the most recent quarter. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those anticipated. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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